Exhibit 99.1

For further information contact:

Alan L. Rubino, CEO

973.532.8000 or arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR QUARTER ENDED MARCH 31, 2014

ROSELAND, NJ, May 14, 2014 — Emisphere Technologies, Inc. (OTCBB: EMIS) (“Emisphere” or the “Company”) today announced its financial results for the quarter ended March 31, 2014. The Company will host a conference call this morning at 8:30 AM ET to discuss these results.

The live webcast of the conference call can be accessed through the Company’s web site at: www.emisphere.com. The live conference call dial-in number is 1 (877) 303-9483 (United States and Canada) or 1 (760) 666-3584 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM ET today through 11:59 PM ET on May 28, 2014 by calling 1 (855) 859-2056 (United States and Canada) or 1 (404) 537-3406 (International). The conference replay PIN is 44377640.

FIRST QUARTER 2014 FINANCIAL RESULTS

Emisphere reported a net loss of $3.4 million, or $0.06 per basic and diluted share for the quarter ended March 31, 2014, compared to a net loss of $2.4 million, or $0.04 per basic and diluted share for the quarter ended March 31, 2013.

The Company reported an operating loss of $2.3 million for the first quarter 2014, compared to an operating loss of $1.7 million for the same period in 2013.

Total operating expenses were $2.3 million for the first quarter 2014, an increase of $0.6 million or 37% compared to the same period in 2013. Total operating expenses include research and development costs of $0.4 million (an increase of $0.1 million, or 54% compared to the same period in 2013 due primarily to a $0.2 million investment in further developing the manufacturing process for our oral Eligen® B12 Rx product during 2014, offset partially by a $0.1 million decrease in other research and development costs), and general and administrative expenses of $2.0 million (an increase of $0.5 million, or 35% compared to the same period in 2013 due primarily to a $0.4 million increase in professional services costs in connection with preparations to launch our oral Eligen® B12 Rx product). Other expense for the first quarter of 2014 was $2.7 million compared to other expense of $0.7 million for the first quarter of 2013, an increase of $2.0 million, due primarily to an increase in the fair value of derivative instruments of $1.6 million, and a $0.4 million increase in interest expense.

A state income tax benefit for 2013 of approximately $1.7 million was received and recognized during the first quarter 2014 from the proceeds from the sale of approximately $20.8 million of New Jersey net operating losses through the Technology Business Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority.

Weighted average basic and diluted shares outstanding for the periods ended March 31, 2014 and March 31, 2013 were 60,687,478.

LIQUIDITY

As of March 31, 2014, we had approximately $2.9 million in cash, a net decrease of $1.1 million from December 31, 2013, approximately $3.0 million working capital deficiency, a stockholders’ deficit of approximately $90.1 million and an accumulated deficit of approximately $492.1 million.

On January 21, 2014, the Company received approximately $1.7 million from the sale of unused net operating losses by participating in the Technology Business Tax Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority. The Company estimates that its cash balance is sufficient to allow it to continue to prepare for the market development and domestic launch of, and to explore global markets opportunities for its Eligen® Oral B12 Rx product, and otherwise continue operations through approximately the beginning of the 3rd Quarter 2014.

The Company is pursuing several courses of action to address its deficiency in capital resources including the global commercialization of B12, seeking new partnerships, leveraging existing partnerships, and capital markets financings.

PRODUCT DEVELOPMENTS

The Company continues to emphasize the commercialization of Eligen® Oral B12 Rx, seek new high-value partnerships, evaluate new prescription Medical Foods commercial opportunities, reprioritize the product pipeline, and promote new uses for the Eligen® Technology.

As a result of our recent steps to refocus and prioritize our commercial opportunities, and promising trends in the industry that should provide new growth opportunities, we believe that Emisphere’s new business strategy will present opportunities for growth and value creation for the Company and its shareholders. We recognize, however, that further development, exploration and commercialization of our technology entails substantial risk and requires significant operational expenses. We continue to refocus our efforts on strategic development initiatives to reduce non-strategic spending aggressively, and seek to obtain the funding necessary to implement our corporate strategy. There can be no assurances, however, that the Company will be able to secure adequate funding to meet its current obligations and successfully pursue its strategic direction. Furthermore, despite our optimism regarding the Eligen® Technology, even in the event that the Company is adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that such products can be successfully commercialized.

Emisphere’s pipeline includes a broad range of product candidates in different stages of development.

•	Novo Nordisk is using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulin and GLP-1 receptor agonists. During December 2013, Novo Nordisk announced that it had initiated its first Phase II clinical trial with a long-acting oral GLP-1 analog.

•	The Company has developed an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals, which is covered by patent protection in the U.S. through approximately 2029. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen® B12 asset.

In addition to the foregoing, the Company is continuing to pursue a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Company’s proprietary Eligen® Technology to improve the oral absorption of selected molecules.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a specialty pharmaceutical company that has been transformed during the last 18 months from a delivery systems development company into a broader commercial-stage entity. Assuming the Company is successful in securing necessary funding, of which there can be no assurance, it plans to commence its launch efforts for its first commercial product, oral Eligen® B12 Rx, during the remainder of 2014. Oral Eligen® B12 Rx meets significant unmet patient and medical needs by combining B12 with our proprietary delivery system technology. All key oral Eligen® B12 Rx launch initiatives are in progress and on schedule for a late 2014 introduction in the United States. Additionally, the Company is currently engaged in multiple late-stage ex-US oral Eligen® B12 Rx licensing discussions. By building on the oral Eligen® B12 Rx product, the Company intends to establish a sound product portfolio platform on which to expand its B12 therapeutic franchise as well as expand internal new product development with new therapeutic agents. The Company will also continue to develop its existing drug delivery carrier partnerships and expand its carrier business by seeking out and engaging in new global licensing opportunities. The Company’s strategy is to reemphasize the commercialization of Eligen® Oral B12 Rx, build new high-value partnerships, evaluate new commercial opportunities, and promote new uses for the Eligen® Technology. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

# # #

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2014 and 2013

(in thousands, except share and per share data)

	For the three months ended
	March 31,
	2014	2013
Revenue	—	—

Costs and expenses:
Research and development	362	234
General and administrative expenses	1,979	1,466
Depreciation and amortization	4	2
Loss on sale of fixed assets	—	10

Total costs and expenses	2,345	1,712

Operating loss	(2,345)	(1,712)

Other non-operating income (expense):
Other income:	10	64
Change in fair value of derivative instruments
Related party	(1,281)	273
Other	15	67
Interest expense related party	(1,441)	(1,116)

Total other non-operating income (expense)	(2,697)	(712)
Loss before income tax benefit	(5,042)	(2,424)
Income tax benefit	1,684	—

Net loss	$(3,358)	$(2,424)

Net loss per share, basic and diluted	$(0.06)	$(0.04)
Weighted average shares outstanding, basic and diluted	60,687,478	60,687,478

EMISPHERE TECHNOLOGIES, INC.

BALANCE SHEETS

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,916	$4,053
Inventories	230	230
Prepaid expenses and other current assets	615	622

Total Current Assets	3,761	4,905
Equipment and leasehold improvements, net	36	40
Security deposits	34	34

Total assets	$3,831	$4,979

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable – related party, net of discount	$618	$556
Accounts payable and accrued expenses	1,032	1,539
Derivative instruments
Related party	4,597	3,638
Others	525	540
Other current liabilities	—	30

Total current liabilities	6,772	6,303

Notes payable – related party, net of related discount	32,668	32,523
Accrued interest	1,234
Derivative instruments – Related party	11,652	11,331
Deferred revenue, non-current	41,616	41,616
Deferred lease liability	5	7

Total liabilities	93,947	91,780

Commitments and contingencies	—	—

Stockholders’ deficit:

Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued and outstanding	—	—

Common stock, $.01 par value; authorized 200,000,000 shares; issued 60,977,210 shares (60,687,478 outstanding) as of March 31, 2014 and December 31, 2013	610	610
Additional paid-in-capital	405,343	405,300
Accumulated deficit	(492,117)	(488,759)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(90,116)	(86,801)

Total liabilities and stockholders’ deficit	$3,831	$4,979